Exhibit 107.1
Calculation of Filing Fee Table
Form S-8
(Form Type)
Intuitive Machines, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, par value $0.0001 per share	Rule 457(c) and 457(h)	12,706,811(2)	$6.99 (3)	$88,820,608.89	$110.20 per million dollars	$9,788.03
Total Offering Amounts					$88,820,608.89		$9,788.03
Total Fee Offsets (4)							$—
Net Fee Due							$9,788.03

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Intuitive Machines, Inc. (the “Registrant”) being registered hereunder include such indeterminate number of shares of the Class A Common Stock as may issuable with respect to the shares of the Class A Common Stock being registered hereunder as a result of stock dividends, stock splits, recapitalization, or other similar transactions.

(2)	Represents 12,706,811 shares of Class A Common Stock authorized for future issuance under the Intuitive Machines, Inc. 2023 Long Term Omnibus Incentive Plan pursuant to its terms.

(3)
Estimated in accordance with Rule 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices of the Registrant’s Class A Common Stock as reported on The Nasdaq Stock Market LLC on May 8, 2023, which date is within five business days prior to filing this Registration Statement.

(4)	The Registrant does not have any fee offsets.